Mailed to Shareholders
on or about April 24, 1998



                         PROXY STATEMENT

             INFORMATION CONCERNING THE SOLICITATION



     This Proxy Statement is being furnished to the shareholders of Saratoga Bancorp, a California corporation (the "Corporation"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual
Meeting of Shareholders to be held at 12000 Saratoga-Sunnyvale Rd., Saratoga, CA on May 21, 1998 (the "Meeting"). Only shareholders of record on April 10, 1998 (the "Record Date") will be entitled to notice of the Meeting and to vote at the Meeting. At the close of business on the Record Date, the Corporation had outstanding and entitled to be voted 1,095,275 shares of its no par value Common Stock (the "Common Stock").

     Shareholders are entitled to one vote for each share held, except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes
 (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder's intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Prior to voting, an opportunity will be given for shareholders or their proxies at the Meeting to announce their intention to cumulate their votes. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes on shares for which they hold a proxy.

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke that proxy prior to its exercise. The proxy may be revoked prior to the Meeting by delivering to the Secretary of the
Corporation either a written instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy may also be revoked by the shareholder by attending and voting at the Meeting.

     Votes cast by proxy or in person at the Meeting will be counted by the Inspectors of Election for the Meeting. The Inspectors will treat abstentions and "broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will not be counted as shares voted for purposes of determining the outcome of any matter as may properly come before the Meeting.

     Unless otherwise instructed, each valid proxy returned which is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors and "FOR" Proposal No. 2, as described in this Proxy
Statement, and, at the proxy holders' discretion, on such other matters, if any, which may come before the Meeting (including any proposal to postpone or adjourn the Meeting).

     The Corporation will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Corporation and the Corporation's subsidiary, Saratoga National Bank (the "Bank") may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

     As of April 10, 1998, no individual known to the Corporation owned more than five percent (5%) of the outstanding shares of its Common Stock except as described below.

                Name and Address of  Amount and Nature of   Percent
Title of Class  Beneficial Owner     Beneficial Ownership   of Class(1)

Common Stock,      Richard L. Mount (2)         110,690 (3)      9.79%
No Par Value

Common Stock,      V. Ronald Mancuso (4)        70,448 (5)       6.34%
No Par Value


    (1)   Including stock options exercisable within 60 days of the Record Date.
    (2) The address for Mr. Mount, who is Chairman of the Board, President and Chief Executive Officer of the Corporation, is the address of the Corporation, 12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070.
    (3) Includes 275 shares of Common Stock owned by Branda Mount, a minor daughter, under the Uniform Transfer to Minors Act (UTMA), Richard
          L. Mount, custodian and 35,250 stock options exercisable within 60 days of the Record Date.
    (4) The address for Dr. Mancuso, a member of the Corporation's Board of Directors, is the address of the Corporation, 12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070.
    (5) Includes 1,377 shares of Common Stock owned by Laura Mancuso, his daughter, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Jerome D. Mancuso, his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Victor R. Mancuso, Jr., his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians and 15,250 stock options exercisable within 60 days of the Record Date.

Security Ownership of Management

     The following table sets forth information as of April 10, 1998 concerning the equity ownership of directors, nominees, executive officers named in the Summary Compensation Table and directors and executive officers of the Corporation and the Bank as a group. Unless otherwise indicated, each director and executive officer listed below possesses sole voting power and sole investment power. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. The Corporation has only one class of shares outstanding, Common Stock. The address for beneficial owners, all of whom are incumbent directors and officers of the Corporation and the Bank, is the address of the Corporation, 12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070. There are no current arrangements known to the Corporation, that may result in a change in control of the Corporation.

                   Name and Address of Amount and Nature of    Percent
Title of Class     Beneficial Owner    Beneficial Ownership    of Class(1)

Common Stock,
No Par Value       Victor E. Aboukhater         32,328 (2)       2.91%

Common Stock,
No Par Value       Robert G. Egan               31,698 (4)       2.85%

Common Stock,
No Par Value       William D. Kron              26,680 (5)       2.40%

Common Stock,
No Par Value       Earl L. Lanna                20,683 (6)       1.85%

Common Stock,
No Par Value       John F. Lynch, III           29,473 (7)       2.65%

Common Stock,
No Par Value       V. Ronald Mancuso            70,448 (8)       6.34%

Common Stock,
No Par Value       Richard L. Mount            110,690 (9)       9.79%

Common Stock,
No Par Value       Mary Page Rourke             22,883 (10)      2.05%


All directors and executive
officers of the Corporation
as a group (9 persons)                         344,883 (11)     27.63%

     (1)  Includes stock options exercisable within 60 days of the Record Date.
     (2) Includes 15,250 stock options exercisable within 60 days of the Record Date.
     (3) Includes 15,250 stock options exercisable within 60 days of the Record Date.
     (4) Includes 15,250 stock options exercisable within 60 days of the Record Date.
     (5) Includes 20,678 stock options exercisable within 60 days of the Record Date.
     (6) Includes 551 shares of Common Stock owned by Joan Lynch, his wife, and 15,250 stock options exercisable within 60 days of the Record Date.
     (8) Includes 1,377 shares of Common Stock owned by Laura Mancuso, his daughter, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Jerome D. Mancuso, his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Victor R. Mancuso, Jr., his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians and 15,250 stock options exercisable within 60 days of the Record Date.
     (9) Includes 275 shares of Common Stock owned by Branda Mount, a minor daughter, under the UTMA, Richard L. Mount, Custodian and 35,250 stock options exercisable within 60 days of the Record Date.
     (10) Includes 20,678 stock options exercisable within 60 days of the Record Date.
     (11) Includes 152,856 stock options exercisable within 60 days of the Record Date.

                             PROPOSAL NO. 1


             ELECTION OF DIRECTORS OF THE CORPORATION

     The number of directors authorized for election at this meeting is seven
(7). Management has nominated the seven (7) incumbent directors to serve as the Corporation's directors. Each director will hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified.

     All proxies will be voted for the election of the seven (7) nominees listed below (all of whom are incumbent directors) recommended by the Board of Directors unless authority to vote for the election of any directors is withheld. The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Abstentions and votes cast against nominees have no effect on the election of directors. If any of the nominees should unexpectedly decline or be unable to act as a director, their proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

     The following table sets forth certain information as of the Record Date, April 10, 1998, with respect to those persons nominated by the Board of Directors for election as directors, as well as all executive officers. The Corporation knows of no arrangements, including any pledge by any person of securities of the Corporation, the operation of which may, at a subsequent date, result in a change in control of the Corporation. There are no arrangements or understandings by which any of the executive officers or directors of either the Corporation or the Bank were selected. There is no family relationship between any of the directors or executive officers.

Name                  Age          Position                 Since
Victor E. Aboukhater  55           Director                 1981
Robert G. Egan        57           Director                 1981
William D. Kron       54           Director                 1981
Earl L. Lanna         46           Sr. Vice President and
                                   Sr. Credit Officer       1987
                                   (Bank only)
John F. Lynch, III    56           Director                 1981
V. Ronald Mancuso     59           Director                 1982
Richard L. Mount      53           Chairman of the Board
                                   and President            1982
Mary Page Rourke      41           Treasurer; Sr. Vice
                                   President/Chief
                                   Financial Officer
                                  (Bank only)               1987

The following is a brief account of the business experience during the past five years of each director/nominee and each executive officer listed above.

     Victor E. Aboukhater from 1978 to 1986 was President of Victor Investment Company, Saratoga, California. Since 1986, he has devoted all of his time to the management of his personal investment portfolio of real estate and securities. From 1965 to 1973, Mr. Aboukhater was employed by the Government of Ras Al Khaima, United Arab Emirates. Mr. Aboukhater and his family moved to Saratoga from London, England (where he owned his own export company), in

October 1978. Mr. Aboukhater is an American Citizen and a member of the Knights of Malta, and in 1970 was awarded the Medal of Chivalry by the President of Lebanon.

     Robert G. Egan is Managing Broker with Coldwell Banker Real Estate. Until 1985, Mr. Egan owned retail clothing stores. He is the 1984 Citizen of the Year for the City of Saratoga, current Fire Commissioner, President of Saratoga Rotary and is active in many other community organizations and affairs. Mr. Egan has been a resident of Saratoga for over 24 years and is a past President of the Saratoga Chamber of Commerce. Mr. Egan is a graduate of the University of San Francisco, has completed his educational requirements for a Master's Degree in Education and holds a Community College Supervisor and Instructor credential.

     William D. Kron is the founder and Chairman of Saratoga National Bank. He is a principal at IBM/JBA, an international developer and implementer of financial software. He was formerly with IBM Sales & Marketing. A fourth generation Californian, Mr. Kron is a member of the San Jose Rotary Club and a graduate of the University of California at Berkeley.

     Earl L. Lanna is Senior Vice President and Senior Credit Officer of Saratoga National Bank. Prior to joining the Bank, he was employed by Bank of the West in San Jose, CA as Assistant Vice President from June 1979 to April 1987. Mr. Lanna is past President of the West San Jose Kiwanis. He holds a Bachelor of Science degree in Business Administration from the University of Phoenix.

     John F. Lynch, III (Jack) is Vice President-Operations of Impact Systems, Inc., a manufacturer of industrial computer control systems.
Prior to December, 1982 he was Vice President for Measurex Systems Inc. He has been a resident of Saratoga for 20 years. Mr. Lynch has a degree in Chemical Engineering from the University of Mississippi and an MBA from the Harvard Business School.

     Dr. V. Ronald Mancuso has been in private dental practice in Saratoga since August 1967 and a resident since October 1966. He attended St. Johns
University in New York and received his DDS degree from Seton Hall
College of Medicine and Dentistry in 1963. Past President of the Saratoga Kiwanis Club, he also served as Director of the Saratoga Chamber of Commerce, the Santa Clara County Dental Society and the Academy of General
Dentistry. He is presently a member of the American Dental Association, the Academy of General Dentistry, the California Dental Association, Santa Clara County Dental Society, and the Western Society of Periodontology.

     Richard L. Mount is Chairman of the Board, President and Chief Executive Officer of the Corporation as well as President, Chief Executive Officer and Director of Saratoga National Bank. Previously, Mr. Mount was Chairman of the Board and President of Foothills National Bank in Fort Collins, Colorado, from October 1980 to February 1982. From January to May 1980, Mr. Mount was Executive Vice President of Central Trust Company of Newark, Ohio. He formerly served on the Board of Directors of the Federal Reserve Bank of San
Francisco and is past president of the Independent Bankers Association of America. He was also a member of the Securities and Exchange Commission's Market Oversight and Financial Services Advisory Committee. He is currently Chairman of the Independent Bankers Association Bankard. He has previously served as President of the Saratoga Chamber of Commerce and as Chairman of the Saratoga Rotary Art Show and Celebrate! Saratoga. He currently serves as Director for Good Samaritan Hospital and Our Lady of Fatima. Mr. Mount received his Bachelor of Science degree from Ohio State University in 1967. He is a graduate of the Ohio School of Banking (1971) and the Graduate School of Banking at the University of Wisconsin (1974).

     Mary Page Rourke is Treasurer of the Corporation, and Senior Vice President and Chief Financial Officer of Saratoga National Bank. Before joining the
Bank, Ms. Rourke was Vice President and Cashier of Bank of Los Gatos, N.A.
from May 1984 to July 1987. Ms. Rourke received her Bachelor of Science degree in Development and Resource Economics from the University of California, Davis in 1980. She is a member of the Legislative Task Force of the California Thoroughbred Breeder's Association.

     None of the Corporation's or Bank's Directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, whose common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

DIRECTORS


Committees of the Board of Directors

     The Audit Committee, with the guidance of Deloitte & Touche, conducts the Annual Directors audit. Robert G. Egan, William D. Kron and John F. Lynch, III serve on this committee, which met three times in 1997. The purpose of this committee is to review the internal controls and financial reporting for the Corporation and the Bank, to examine the findings and reports of the outside auditors and bank examiners and to monitor the Bank's overall compliance with the various laws and regulations which govern the banking industry.

     The Compensation Committee, which sets and reviews the compensation of the Bank's Chief Executive Officer and reviews the overall compensation of the Bank's employees, is composed of three non-employee directors.
Victor Aboukhater, Robert G. Egan and William D. Kron, V. Ronald Mancuso serve on this committee which met once in 1997.

     The Strategic Planning Committee evaluates various opportunities for corporate growth and share appreciation. The members of this committee are Victor E. Aboukhater, William D. Kron, V. Ronald Mancuso and Richard L. Mount. During 1997, the Committee met ten times.

     The Board of Directors has not established a nominating committee. The entire Board of Directors performs the functions of the nominating committee with responsibility for considering appropriate candidates for election as directors of the Corporation.

     During the last full fiscal year all directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the number of meetings of the committees on which they served.

EXECUTIVE COMPENSATION


Summary Compensation Table

     Set forth below is the summary compensation paid or accrued during the fiscal years ended December 31, 1995, 1996 and 1997 to Richard L. Mount, Earl L. Lanna and Mary Page Rourke, the only executive officers of the Corporation and the Bank.

                   Summary Compensation Table



                Annual Compensation          Long-Term Compensation
                                             AWARDS           PAYOUTS
                                 Other              Securities
Name and                         Annual  Restricted Underlying         All other
Principal                        Compen-    Stock   Options/   LTIP    Compen-
Position Year Salary($) Bonus($) sation($) Award(s) SARS (#) Payouts($)sation($)
                1/        2/       3/        ($)      4/                  5/

Richard L.1997 $135,000 $ 6,846    -          -        -        -      $19,859
Mount     1996 $135,000 $29,045    -          -        -        -      $23,234
President 1995 $135,000 $24,307    -          -        -        -      $25,978
& CEO

Earl L.   1997  $72,454 $16,000    -          -        -        -         $500
Lanna     1996  $71,378 $12,000    -          -        -        -         $500
Sr. Vice  1995  $70,572 $11,000    -          -        -        -         $500
President
& Sr.
Credit
Officer

Mary Page 1997  $61,800 $15,000    -          -        -        -         $500
Rourke    1996  $60,000 $12,000    -          -        -        -         $500
Sr. Vice  1995  $58,768 $11,000    -          -        -        -         $500
President
& Chief
Financial
Officer

1/ Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the 401(k) Plan. Amounts deferred during 1995 under the 401(k) Plan were $9,240 for Richard L. Mount, $4,923 for Earl L. Lanna and $3,520 for Mary Page Rourke. Amounts deferred during 1996 under the 401(k) Plan were $9,450 for Richard L. Mount, $4,234 for Earl L. Lanna and $3,600
for Mary Page Rourke.   Amounts deferred during 1997 under the 401(k) Plan
were $9,450 for Richard L. Mount, $4,347 for Earl L. Lanna and $3,696 for
Mary Page Rourke.

2/ Amounts indicated as bonus payments were earned for performance during 1995, 1996 and 1997, but paid in the first quarters of 1996, 1997 and 1998, respectively.
3/ No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 1995, 1996 or 1997.
4/ The Corporation's 1982 Amended Stock Option Plan (the "1982 Plan") expired by its terms on October 26, 1992. Therefore, no options were granted by the Corporation during 1993, 1994 or 1995 under the 1982 Plan. Prior to expiration of the 1982 Plan, options were granted to key, full-time salaried officers and employees of the Corporation and its subsidiary. Options granted under the 1982 Plan were either incentive options or non-statutory options. Options granted under the 1982 Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Upon a change in control of the Corporation, all outstanding options under the 1982 Plan will become fully vested and exercisable. Options granted under the 1982 Plan are adjusted to protect against dilution in the event of certain changes in the Corporation's capitalization, including stock splits and stock dividends. The
Corporation's 1994 Stock Option Plan (the "1994 Plan") is substantially similar to the 1982 Plan regarding provisions related to option grants, vesting and dilution. Upon a change in control, options do not become fully vested and exercisable, but may be assumed or equivalent options may be substituted by a successor corporation. All options granted in 1994 under the 1994 Plan to the named executive officers were incentive stock options and have an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. There were no options granted in 1995, 1996 or 1997 to any of the named executive officers.

5/ Amounts shown for Richard L. Mount include $12,000 in director fees, $13,478 in term life insurance premiums and $500 in matching 401(k) contributions in 1995, $18,000 in director fees, $4,734 in term life insurance premiums and $500 in 401(k) matching contributions in 1996 and $18,000 in director fees, $1,359 in term life insurance premiums and $500 in 401(k) matching contributions in 1997. Amounts shown in 1995, 1996 and 1997 for all other executive officers are 401(k) matching contributions.

Option/SAR Exercises and Year-End Value Table

The following table sets forth certain information concerning unexercised options under the Plan as of December 31, 1997.

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Values
                                               Number of      Value of
                                               Securities     Unexercised
                                               Underlying     In-the-Money
                                               Unexercised
                                               Options/SARS   Options/SARS
                                               at Fiscal      at Fiscal
                                               Year-End (#)   Year-End ($)

           Shares Acquired on                  Exercisable/   Exercisable/
Name            Exercise     Value Realized($) Unexercisable  Unexercisable 1/

Richard L. Mount 41,343        $535,598            35,250/0  $408,250/$0

Earl L. Lanna     2,205          28,083            20,678/0  $243,828/$0

Mary Page Rourke    -                -             22,883/0  $275,558/$0

1/ At December 31, 1997, the high and low bid prices of the Corporation's common stock were each $18.25. The aggregate value has been determined based upon the bid price of $18.25, minus the exercise price.


         Set forth below are the Long-Term Incentive Plan Awards accrued during the fiscal year ended December 31, 1997 to Richard L. Mount, the only executive officer of the Corporation and the Bank who received awards under a Long-Term Incentive Plan.

     Long-Term Incentive Plans - Awards in Last Fiscal Year



                                                    Estimated Future Payouts
                                              under Non-Stock Price-Based Plans

                                 Performance or
               Number of Shares, Other Period Until
               Units or Other    Maturation or
Name           Rights            Payout       Threshold     Target    Maximum

Richard L. Mount    6,846        Vesting - 5      1/         $0.00      2/
                                    Years

1/ Threshold payout amounts are not readily determinable due to the yearly adjustment to reflect Return on Assets (ROA) on the Plan awards prior to the payout beginning in 2000, but could result in no payouts.

2/ Maximum payout amounts are not specifically limited or readily determinable due to the yearly adjustment to reflect Return on Assets (ROA) on the Plan awards prior to the payout beginning in 2000.

Compensation of Directors

         Each member of the Board of Directors was paid a monthly retainer fee of $1,500.00 in 1997. Dr. V. Ronald Mancuso received an additional $500.00 per month for his services as Secretary in 1997. In 1998, each member will continue to received a monthly retainer fee of $2,000.00. Dr. V. Ronald Mancuso will continue to receive an additional $500.00 per month for his services as Secretary in 1998.


Employment Contracts and Termination of Employment and Change in Control Arrangements

         The Bank and Richard L. Mount, President and Chief Executive Officer of the Bank, entered into an Employment Agreement dated August 30, 1995, effective as of January 1, 1995, which was subsequently amended and restated as of February 22, 1996, for a term of one year from the effective date, subject to annual renewal in the discretion of the Board if Directors, pursuant to which Mr. Mount received during 1995 and will receive during the term of the agreement (i) base salary in the amount of $135,000, subject to annual increase in the discretion of the Board of Directors; (ii) incentive compensation based upon factors including the increase in the Bank's average assets in excess of the median percentage change in assets among certain other California banks of comparable asset size and return on average assets ("ROA") less the median ROA among the same California bank peer group, with payment divided into current incentive award payments following an annual audit of the Bank's financial results and a deferred payment award component;
(iii) reimbursement for all ordinary and necessary expenses incurred in connection with Bank business, including club memberships, entertainment, travel and attendance at seminars and conventions; (iv) an automobile for personal and Bank business use and related insurance coverages during the term of the Agreement; (v) a term life insurance policy in the face amount of $500,000 and group insurance coverages for health (including medical, dental and hospitalization), accident and disability; (vi) customary vacation and disability benefits; (vii) severance equal to six months base salary in the event of termination without cause by the Bank; and (viii) severance payments upon a change in control of the Corporation or the Bank pursuant to a Management Continuity Agreement as described below.

         The Bank and Mr. Mount also entered into a Management Continuity Agreement dated July 9, 1990 with an initial term of three years subject to renewal in the discretion of the Board of Directors of the Bank, which provided for severance benefits to be paid to Mr. Mount in the event of a change in control of the Corporation or the Bank which shall be deemed to have occurred in the event of a change in control of a nature required to be reported in response to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the Securities and Exchange Commission or any stock exchange in which the Corporation shares are listed which requires the reporting of a change in control; or in the event any "person" (as such term is used in the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation or the Bank representing 25% or more of the combined voting power of the Corporation's or the Bank's then outstanding securities; or in any one year, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority of the Board of Directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or a majority of the members of the Board of Directors in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Severance benefits pursuant to the Agreement are payable in the event of actual or constructive termination of Mr. Mount other than for cause within a period of one and one-half years following a change in control of the Corporation or the Bank calculated at the rate of 1.5 times Mr. Mount's average annual compensation based upon aggregate compensation paid by the bank to Mr. Mount includable in gross income for Federal income tax purposes for the five tax years ending immediately prior to any change in control.
Such severance payments are subject to reduction for each month and portion of a month of Mr. Mount's continued employment with the Bank or any successor entity following a change in control up to the expiration of one and one-half years thereafter. In the event Mr. Mount's employment with the Bank or any successor entity continues for the entire one and one-half year period following a change in control, no severance benefit shall be payable pursuant to the Agreement. Mr. Mount may elect to have the severance benefit paid in annual installments over a period not exceeding five years following the date of termination. All severance benefits under the Agreement are in addition to any other accrued or vested benefits Mr. Mount may be entitled to under his employment agreement with the Bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Management and Others

         There have been no transactions, or series of similar transactions, during 1995, or any currently proposed transaction, or series of similar transactions, to which the Corporation or the Bank was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director (or nominee for director) of the Corporation or the Bank, executive officer of the Corporation or the Bank, any shareholder owning of record or beneficially 5% or more of the Corporation's Common Stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indebtedness of Management

         The Corporation, through the Bank, has had, and expects in the future to have banking transactions in the ordinary course of its business with many of the Corporation's directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 1997 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of the Corporation and the Bank are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and the regulations of the Comptroller of the Currency.


                         PROPOSAL NO. 2

General

     Shareholders are being asked to approve an amendment of the Saratoga Bancorp 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares available for options. The 1994 Plan was approved by the shareholders of the Corporationat the 1994 Annual Meting of Shareholders, at which time the maximum number of shares of the Corporation's Common Stock available for issuancepursuant to exercise of options under the 1994 Plan was set at 164,580 shares. This number was calculated in compliance with a regulation of the California Commissioner of Corporations ("the Commissioner") which limits the total number of shares under all stock option plans of the Corporation to a number equal to thirty percent(30%) of the Corporation's outstanding shares. The Corporation has a 1982 Stock Option Plan ("the 1982 Plan") which was terminated prior to adoption of the 1994 Plan, but under which options were and are still outstanding.

     The following calculations demonstrate the application of this rule of the Commissioner to the 1994 Plan at the time when the Commissioner first granted a permit to the Commissionto grant options and sell shares of its common stock pursuant to the 1994 Plan. The number of shares qualified by the Commissioner (143,908) is less than the number of shares approved by the shareholders (164,580) because of repurchases of shares of its common stock by the Corporation which occurred prior to the tim application was made to the Commissioner:

         Number of shares outstanding (1,067,612) x 30%         =     320,284

         Less shares reserved for 1982 Plan options (176,376)   =     143,908

There were as of the Record Date (and as adjusted for the 1.5 for 1 stock split of the Corporations outstanding shares which was effective April 15, 1998) outstanding and unexercised options for 220,388 shares under the 1994 Plan, and 86,724 shares remained available for the grant of future options.

Since the original approval and adoption of the 1994 Plan, the number of shares required to be reserved for issuance upon exercise of options under the 1982 Plan has been reduced substantially, and the intent of the proposed amendment is to provide for a corresponding increase in the number of shares available under the 1994 Plan and to provide further for additional increases to the extent that options presently outstanding under the 1982 Plan expire without being exercised. The following calculations demonstrate the effect of the proposed amendment (all numbers have been adjusted for the 1.5 for 1 stock split):

Number of shares outstanding (1,642,912) x 30%                 =   492,873
Less shares reserved for 1982 Plan Options (152,682)           =   340,191
Total shares resrved under 1994 Plan is all options
  outstanding under 1982 Plan expire unexercised               =   492,873

If the proposed amendments of the 1994 Plan is approved, the number of shares available for the grant of future options would be increased to a maximum of 119,803 shares ( is all outstanding options under the 1982 Plan are exercised).

SUMMARY OF 1994 PLAN

Since its adoption and approval in 1994, the 1994 Plan has been amended by the Board of Directors in order to conform it to certian changes made by the Securities and Exchange Commission ("SEC") in Rule 16b-3 of the SEC, which applies to the 1994 Plan to the extent that it provides for the granting of options to individuals who, as "affiliates" of the Corporation are subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). Under the terms of the 1994 Plan, these amendments (the "16b-3 Amendments") did not require shareholder approval. The following discussion summarizes the material features of the 1994 plan as modified by the 16b-3 Amendments.

PURPOSE The 1994 Plan was adopted by the Board in order to attract and retain the best available personnel for positions of substantial responsibility, to attract and retain qualified individuals to serve as non-employee directors and consultants of the corporation and its affiliates, by encouraging them to acquire a proprietary interest in the Corporation, and in general, to promote the success of the Corporation's business.

ADMINISTRATION The Plan is administered by the Board of Directors, which may delegate administrative authority to a committee (the "Committee") composed of not less than two "non-employee directors" as such term is defined in Rule 16b-3. The term "Committee" is used in the following discussion to refer to the Board of Directors or suchCommittee, as appropriate.

The Commitee has full authority, subject to the provisions of the Plan, to determine the eligible individuals who are to receive options under the Plan, the number of shares to be covered by each granted option, the date or dates upon which the option is to become exercisable and the maximum term for which the option is to remain outstanding. The Committee also has the authority to determine whether the granted option is to be a nonstatutory option or incentive stock option under the federal tax laws, to establish the rules and regulations for proper plan administration, and (with the consent of the optionee) to cancel outstanding options granted under the 1994 Plan and to issue replacement options therefor.

ELIGIBILITY When first adopted and approved by the shareholders of the Company, the 1994 Plan (in accordance with requirements of Rule 16b-3 which have since been repealed by the SEC) provided that each non-employee director elected at the Corporation's 1994 annual meeting of shareholders and thereafter each new non-employee director elected or appointed to the Board of Directors should receive a nonstatutory option to purchase 10,000 shares of the Corporation's common stock. Such "formula" options are currently outstanding to members of the corporation's board of directors. In accordance with Rule 16b-3 as revised by the SEC, however, the Baord amended the 1994 Plan to deleteincluding options granted to non-employee directors, will be granted in the discretion of the Committee, or be approved or ratified by the shareholders of the Corporation.

The Committee in its discretion may grant options under the Plan to employees ( including employees who are also directors of the Corporation), consultants and directors of the Corporation of its affilites. As of the date of this Proxy Statement, there were approximately 30 persons who were employees of the Corporation and its affilites and five (5) persons who were non-wmployee directors. No participant under the Plan may recieve options during the term of the Plan to purchase an aggregate of more than 100,000 shares.

Since the granting options under the 1994 Plan is within the complete discretion of the Committee, the number and value of options which could be granted to any eligible individual or class of persons is not presently determinable. However, if the proposed amendment is approved by the shareholders, it is the intention of the Board of directors to grant the following options:

     Individual or Group        Dollar Value             Number of Shares

         Each Director      Fair Market Value Per Share       10,000

EXERCISE PRICE AND EXERCISABILITY The Committee has the authority to determine the term of each option granted under the 1994 Plan; provided, however, that the maximum period during which any option may remain exercisable may not exceed ten years. However, an incentive option granted to a participant who owns stock possessing more than 10% of the voting power of the Corporation's common stock may not have a term longer than five years from the date of grant. Options issued under the 1994 Plan may either be immediately exercisable for the full number of shares purchasable thereunder or may become exercisable in cumulative increments over a period of months or years as determined by the Committee; provided, however, that no option may vest at a rate less than 20% of the shares subkect to the option during the five year period from the date of grant.

The exercise price of all options granted under the 1994 Plan may not be less than 100% of the fair market value of the Corporation's common stock on the date of grant; provided, however that the exercise priceof an option granted to a participant who owns stock possessing more than 10% of the voting power of the Corporation's common stock may not be less than 110% of the fair market value of the stock on the date of grant. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date.
Options may also be exercised through a same-day sale programn pursuant to which a designatedbrokerage firm would effect an immediate sale of the shares purchased under the option and pay over to the Corporation, out of the sales proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus applicable withholding taxes. For purposesof establishing exercise price and for all other caluation purposes under the 1994 Plan, the fair market per share of common stock on any revelant date signifies, where there is a public market for the Corporation's common stock, the means of the bid and asked prices (or the closing price if listed on a stock exchange or the NASDAQ National Market) of the Corporation's common stock for the date of grant, as reported in the Wall Street Journal
(or, if not so reported, as otherwise reported by Nasdaq of the National Quotation Bureau)> If such information is not available for the date of grant then such information for the last preceding date for which such information is available will be considered as the fair market value. On April 10, 1998, the mean of the bid and asked prices of the

Corporation's common stock as quoted by the National Quotation Bureau was $25.50 per share.

Formula options automatically granted to non-employee directors under previous terms of the 1994 Plan have a ten year term and were fully exercisable immediately.

In order to satisfy applicable withholding taxes that arise upon exercise of a nonstatutory option, optionees may elect to deliver to the Corporation, or have the Corporation wothhold from the shares otherwise due, a sufficient number of shares having an aggregate fair market value to the tax due, in compliance with rules and procedures established by the Committee.

SHAREHOLDER RIGHTS AND TRANSFERABILITY OF OPTIONS. No optionee has any rights as a shareholder with respect to his or her option shares until such optionee has exercised the optin, paid the exercise price and been issued a stock certificate for the purchased shares. Options are not assignable or transferrable other than by will or by the laws of inheritance, and may be exercised, during the optionee's lifetime, only by the optionee or the optionee's representative.

TERMINATION OF EMPLOYMENT OR STATUE AS A DIRECTOR OR CONSULTANT. In the event an optionee's employment is terminated, or status as a consultant or tenure as a director ceases, due to the optionee's disability or death, the optionee, or the optionee's estate, as applicable, may, within twelve months following the date of termination of employment or cessation of status or tenure (or such longer period of time as the Committee may determine)< exercise the option to the extent to option was exercisable at the date of such termination of employment or cessation of status or tenure; provided that the date of exercise may in no event by after the expiration of the term of the option. If the option is not exercised within such time period, the option will terminate.

If an optionee ceases to be employed by the Corporation or any of its affiliates (or if a director, including non-employee directors, ceases to be a director of the Corporation) for any reason other than disability or death, or "cause" as defined below), the optionee may , within three months after the date of termination of employment (or with respect to employees or consultants only, such longer period of time as the Committee may determine), exercise the option to the extent the optionee was entitled to exercise the option at the date of such termination; provided that the date of exercise may in no event be after the expiration of the term of the option. If the option is not exercised within such time period, the option will terminate.

If an optionee ceases to be employed by the Corporation or any of its affliates (or if a director, including non-employee directors, ceases to be a director of the corporation, or if a consultant ceases to be a consultant of the Corporation) for any reason other than disability or death, or "cause" as defined below), the optionee may, witin three months after the date of termination of employment (or with respect to employees or consultants ony, such longer period of time as the Committee may determine), exercise the option to the extent the optionee was entitled to exercise the option at the date of such termination; provided that the date of exercise may in no event be after the expiration of the term of the option. To the extent that the option is not exercised witin such time period, the option will terminate. "Cause" is defined by the 1994 Plan to include a determination by the Board that the optionee (i) has committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Corporation, (ii) has deliberately disregarded the rules of the Corporation with resultant loss, damage or injury to the Corporation, or (iii) hainformation of the corporation, (iv) has induced any client or customer of the Corporation to break any contract with the Corporation, (v) has induced any principal for whom the Corporation acts as agent to terminate such agency relations, (vi) has engaged in any conduct which constitutes unfair competition with the Corporation, or (vii) has been removed from any office of the Corporation by any bank regulatory agency.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR OTHER CORPORATE EVENT Subject to any required action by the shareholders of the Corporation, the number of shares of common stock covered by each outstanding option, and the number of shares of common stock which have been authorized for issuance under the 1994 Plan but as to which no options have yet been granted, as well as the price per share of common stock covered by each such outstanding option, will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected withug receipt of consideration by the Bank; provided, however, that conversion of any convertible securities of the Corporation will not be deemed to have been "effected without receipt of consideration." Such adjustment will be made by the Committee, whose determination in that respect will be final binding and conclusive. Upon the dissolution or liquidation of the Corporation, optionsthen outstanding under the 1994 Plan shall terminate. Upon sale of the Corporation, or a merger or consolidation in which the Corporation is not the surviving entity, outstanding options will terminate shortly before consummation of the transaction, unless the successor has agreed to assume outstanding options or to substitute equivalent options to purchase its shares of stock.

AMENDMENT AND TERMINATION OF THE 1994 PLAN.   The 1994 Plan became effective
upon its adoption by the Board of Directors and will continue in effect until March 18, 2004 unless sooner terminated by the Committee. the Committee may amend or terminate the 1994 Plan from time to time as the Committee deems advisable, except that no such amendment or termination will affect outstanding options without the consent of the affected optionees. The Committee may not without the approval of the Corporation's shareholders, amend the 1994 Plan in a manner which would require shareholder approval for continues compliance with the terms of Rule 16b-3, Section 422 of the Internal Revenue Code, or any sucessor rules or other regulatory authority.

FEDERAL TAX CONSEQUENCES. Options granted under the 1994 Plan may be either incentive options which satisfy the requirements of Section 422 of the Internal Revenue Code of nonstatuttory options which do not meet such requirement. The federal income tax treatment for the two types of options differs as follows:

INCENTIVE OPTIONS. No taxable income is recognized by an optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the common stock received upon the exercise of an incentive option over the exercise price is includable in the employee's alternative minimum taxable income and may be subject to the alternative minimum tac ("AMT"). For AMT purposes only, the basis of the common stock received upon exercise os an incentive option is increased by the amount of such excess.

An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an incentive option are sold or otherwise disposed of. For fderal tax purposes, dispositions are divided into two categories: (1)qualifying and (ii)disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satify either of these two holding periods prior to the sale or disposition, then a disqualifying dispostion of the purchased shares will result.

Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the saleor other dispostion of the purchased shares and the exercise price paid for the shares except that for AMT purposes, the gain or loss would be the difference between the exercise price paid for the shares and the employees basis as described above. If there is a disqualifying disposition of the shares then the optionee will generally recognize ordinary income to the extent of the lesser of the diffenerce between the exercise price and (I) the fair market value of the stock on the date of exercise, or (ii) the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, then the Corporation will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, th the extent the optionee recognizes ordinary income. In no other instance will the Corporation be allowed a deduction with respect to the optionee's disposition of the purchased shares.

NONSTATUTORY SHARES. No taxable income is recognized by the optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satify the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss depending on whether the amount realized is more or less than the exercise price plus the difference between the exercise price and fair market value of the stock on the date of exercise.

The Corporation will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised nonstatutory option. The deduction will in general be allowed for the taxable year of the Corporation in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

ACCOUNTING TREATMENT AND REGISTRATION OF ADDDITIONAL SHARES

Under present accounting rules, neither the grant nor the exercise of options issued at fair market value under the 1994 Plan will result in any charge to the Corporation's earnings. However, the number of outstanding options under both the 1982 and1994 Plans is a factor in determining earnings per share on a fully diluted basis. State of Financial Accounting Standards ("SFAS") No. 128 which was adopted by the Company during 1997, requires financial statement presentation of both basic and diluted earnings per share ("EPS") and restatment of all prior period EPS presented. Basic EPS is computed by dividing net income by the weighted average shares outstanding during the period; diluted EPS reflects the potential dilution if outstanding options are exercised for shares of common stock. In addition, although the Corporation accounts for stock option awares using the "intrinsic value" method and therefore recognized no compensation expense in its finacial statement for such awards, SFAS No. 123 requires the disclosure of proforma net income and EPS had the Corporation adopted the so-called "fair value" method of accounting for such awards as of Janaury 1, 1995. Such value is calculated through the use of option ptradable, fully transferrable options without vesting restrictions. These models, in the opinion of the Corporation, differ significantly from stock option awards under the 1994 Plan, and require subjective assumptions that greatly affect the calculated values. The effect of SFAS No. 124 is not material with respect to the Corporation.

If the proposed amendment of the 1994 Plan is approved by the shareholders, the Corporation intends as soon as practicable thereafter to register the additional shares with the SEC under the Securities Act of 1933 and to qualify such shares with the Commissioner under the California securities laws. No options will be granted for any such additional shares until such registration is effective and such qualification has been obtained.

VOTE REQUIRED

Amendment of the 1994 Plan to increase the number of shares available for options as described above is subject to approval by the Corporation's shareholders. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment of the 1994 Plan, provided that the number of affirmative votes equals at least a mojority of the shares constituting the required quorum. Abstentions will be counted for purposes of determining the number of shares entitled to vote on the proposal and will have the effect of a vote against the proposal. Although broker non-votes with respect to Proposal No. 2 will be counted to determine the presence or absence of a quorum, borker non-votes with respect to Proposal No. 2 will be counted to determine the presence or absence of a quorum, broker non-votes with respect to this proposal, if any, will not be counted in determining the number of shares entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2


                        PROPOSAL NO. 3

                RATIFICATION AND APPOINTMENT OF

                 INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP served the Corporation as independent public accountants for the 1997 fiscal year. Deloitte & Touche LLP has no interest, financial or otherwise, in the Corporation. The services rendered by Deloitte & Touche LLP during the 1997 fiscal year were audit services, consultation in connection with various accounting matters and preparation of corporation income tax returns. The Board of Directors of the Corporation approved each professional service rendered by Deloitte & Touche LLP during the 1997 fiscal year, and the possible effect of each such service on the independence of that firm was considered by the Board of Directors before such service was rendered.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.

     The Board of Directors of the Corporation has selected Deloitte & Touche LLP to serve as the independent public accountants for the 1998 fiscal year and recommend that the shareholders vote "FOR" approval to ratify the selection of Deloitte & Touche LLP as the Corporation's independent public accountants for the 1998 fiscal year.


                          ANNUAL REPORT

     The Annual Report of the Corporation containing audited financial statements for the fiscal year ended December 31, 1997 is included in this mailing to shareholders.

                            FORM 10-K

     A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO NEAL A. CABRINHA, SECRETARY, SARATOGA BANCORP, 12000 SARATOGA-SUNNYVALE ROAD, SARATOGA, CALIFORNIA 95070.


                     SHAREHOLDER'S PROPOSALS
     Next year's Annual Meeting of Shareholders will be held on May 20, 1999. The deadline for shareholders to submit proposals for inclusion in the Proxy Statement and form of Proxy for the 1997 Annual Meeting of Shareholders is December 24, 1998. All proposals should be submitted by Certified Mail - Return Receipt Requested, to V. Ronald Mancuso, Secretary, Saratoga Bancorp, 12000 Saratoga-Sunnyvale Road, Saratoga, California 95070.


                          OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Meeting in accordance with the terms of such proxies.